AIMCO ANNOUNCES SPECIAL DIVIDEND

DENVER, COLORADO, December 21, 2007

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that its Board of Directors has declared a special dividend payable to holders of its outstanding shares of Class A Common Stock of $2.51 per share, or approximately $232 million in the aggregate. The dividend will be payable not later than January 31, 2008, to stockholders of record at the close of business on December 31, 2007.

The special dividend will be payable in a combination of cash and additional shares of Class A Common Stock. The aggregate amount of cash payable to stockholders in the special dividend, other than cash payable in lieu of fractional shares, will not exceed $55 million. Subject to this limitation on the aggregate amount of cash payable, stockholders will have the option to elect to receive payment of the special dividend in cash, shares or a combination of cash and shares, except that cash will be paid in lieu of fractional shares.

A portion of the special dividend in the amount of $0.60 per share represents an accelerated payment of the regular first quarter 2008 quarterly cash dividend, and a portion represents an additional dividend payment as a result of the gain arising from the closing of the Palazzo joint venture and other property dispositions during 2007. Aimco expects the special dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares. It therefore allows Aimco to satisfy its REIT distribution requirement while preserving cash for other corporate purposes, including share repurchases.

This press release does not constitute an offer of any securities for sale. A prospectus and election form will be mailed to stockholders promptly after December 31, 2007, and will describe in more detail the special dividend and the process by which eligible stockholders may elect to receive the dividend in the form of cash and/or shares of Aimco’s Class A Common Stock. The cash or stock election must be exercised prior to 5:00 p.m. (EST) on January 22, 2008.

This press release contains certain forward-looking statements. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco including, without limitation: national and local economic conditions; the general level of interest rates; the competitive environment in which Aimco operates; financing risks; real estate risks, including fluctuations in real estate values; acquisition and development risks; and litigation. Readers should carefully review the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2006, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,194 properties, including 206,217 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our web site at www.aimco.com.